Exhibit 99.1

Key Technology Announces 2005 Second Quarter Results
Order Volume and Backlog Up Substantially

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the second quarter of fiscal 2005 ended March 31, 2005.

Sales for the three-month period ended March 31, 2005 totaled $18.3 million, compared with $20.8 million in the same quarter last year. Net earnings for the second quarter were $0.2 million, or $0.03 per diluted share, compared with net earnings of $1.1 million, or $0.22 per diluted share, in the same period a year ago.

Sales for the six months ended March 31, 2005 were $32.8 million compared with $39.5 million for the comparable period in fiscal 2004. The Company reported a net loss for the fiscal 2005 six-month period of $0.3 million, or $0.06 per diluted share, compared with net earnings of $1.6 million, or $0.31 per diluted share, for the six-month period in fiscal 2004.

Gross profit for the second quarter of fiscal 2005 was $7.0 million compared to $8.9 million in the corresponding period last year. As a percentage of sales, gross profit was 38.5% compared to 42.8% in the second quarter of fiscal 2004. For the 2005 six-month period, gross profit was $12.3 million compared to $15.9 million for the same period of fiscal 2004, or 37.6% and 40.4% as a percentage of sales, respectively. The decrease in gross profit for the quarter and the six-month period compared to the corresponding periods in fiscal 2004 was substantially due to lower sales volume for automated inspection systems, a relatively higher margin product line.

Operating expenses for the quarter ended March 31, 2005 were $6.6 million, or 36.2% of sales, compared to $7.2 million, or 34.7% of sales, in the same quarter last year. Operating expenses for the six months ended March 31, 2005 were $13.1 million, or 39.8% of sales, compared to $13.6 million, or 34.3% of sales, for the corresponding period of fiscal 2004. Operating expenses for the quarter and for the six-month period were lower than the corresponding periods in fiscal 2004 as a result of the reduction in work force late in fiscal 2004 as well as reduced commission expense on lower sales.

Kirk Morton, President and Chief Executive Officer, commented, “While our second quarter results are disappointing, they were not unexpected given our low backlog coming into the quarter. Gross margin was negatively impacted by product mix and by relatively light utilization of our manufacturing capacity. Operating expenses were in line with our expectations and we continue to believe that expenses are at an appropriate level given our outlook for the second half of the fiscal year.”

New orders received during the second quarter were $24.5 million, compared to $19.8 million in the same period last year, an increase of 23%. Orders increased in all three of the Company’s product groups, with Parts and Service up 32% compared to the year-ago quarter and both Automated Inspection and Process Systems up approximately 20%. Order volume for the quarter was the Company’s second highest quarterly total, exceeded only by orders in the second quarter of fiscal 2003. The Company’s backlog at the end of the quarter was $21.6 million compared to $18.7 million one year ago and $14.9 million at the beginning of the second quarter.

“We had a strong quarter for orders in all product lines and we enter our third quarter with one of the highest backlogs in the Company’s history, positioning us quite well for the third quarter of our fiscal year. We are pleased that our continued focus on the parts and service portion of our business was rewarded with very strong growth in orders during the quarter,” said Morton.

“In addition, we are encouraged by our customers’ positive reaction to our recent acquisition of Freshline Machines and the introduction of our Raptor Laser Technology during the second quarter. We believe that both of these strategic initiatives will contribute to the Company’s future growth.”

Conference Call
The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, April 28th. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to fully protect its intellectual property may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

Net sales	$18,269	$20,761	$32,840	$39,504
Gross profit	7,028	8,892	12,333	15,947
Operating expenses
Selling and marketing	3,106	3,333	6,137	6,654
Research and development	1,176	1,497	2,516	2,635
General and administrative	2,003	2,042	3,769	3,613
Amortization of intangibles	333	331	664	661
Total operating expenses	6,618	7,203	13,086	13,563
Earnings (loss) from operations	418	1,695	(740)	2,390
Earnings (loss) before income taxes	217	1,656	(514)	2,427
Net earnings (loss)	167	1,138	(275)	1,642
Assumed dividends on mandatorily redeemable preferred stock	(3)	(22)	--	(32)
Net earnings (loss) available to common shareholders	164	1,116	(275)	1,610
Net earnings (loss) per common share
- basic	$0.03	$0.23	$(0.06)	$0.33
- diluted	$0.03	$0.22	$(0.06)	$0.31
Weighted average common and common equivalent shares outstanding
- basic	5,009	4,897	5,001	4,858
- diluted	5,191	5,285	5,001	5,227

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31,	September 30,
	2005	2004
	(in thousands)

Cash and cash equivalents	$10,860	$8,817
Trade accounts receivable, net	8,211	9,336
Inventories	16,027	13,633
Total current assets	38,959	35,002
Property, plant and equipment, net	4,778	5,046
Goodwill and other intangibles, net	9,404	9,916
Total assets	55,264	52,514
Current portion of long-term debt and capital lease obligations	1,155	1,210
Current portion of mandatorily redeemable preferred stock and warrants	1,457	1,595
Total current liabilities	16,968	14,011
Long-term debt, less current portion	1,711	2,323
Shareholders' equity	36,319	36,044

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161